Exhibit 99.1

   News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Reports Strong Second Quarter 2019 Results

Earnings Per Diluted Share (GAAP) Increased 71%

Adjusted Earnings Per Diluted Share (Non-GAAP) Increased 66%

Net Income Increased 68%

GLENDALE, Calif., July 31, 2019 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the second quarter of 2019.

“Our strategy continues to drive significant improvements across key metrics. We have made important decisions over the last two years that have improved our fundamentals and enhanced our ability to deliver sustainable growth. We successfully completed a $1.3 billion refinancing of our securitized debt, replacing our 2014 fixed rate senior secured notes. We are also pleased to announce that Applebee’s franchisees agreed to extend the increase in the advertising contribution rate to 4.25% through the end of next year,” said Steve Joyce, Chief Executive Officer of Dine Brands Global, Inc.

Mr. Joyce continued, “Our performance reflects the strength and stability of our highly franchised business model. While comparable same-restaurant sales at Applebee’s were lower than expected, these results are not indicative of a shift in Applebee’s fundamentals or brand relevance, both of which remain intact. As we enter the back half of the year, we are executing against our plan with a sharpened focus on operating fundamentals, which will help us continue to grow and create shareholder value.”

Key Highlights

●	IHOP’s reported system-wide sales for the second quarter of 2019 increased 3.2% year-over-year to $863.4 million.

●	The refinancing of fixed rate senior secured notes and variable funding senior notes was completed on June 5th.

○

Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes in an initial principal amount of $700 million; bear interest at a fixed coupon rate of 4.194% per annum and have an expected term of five years.

○

Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes in an initial principal amount of $600 million; bear interest at a fixed coupon rate of 4.723% per annum and have an expected term of seven years.

○	$225 million of Class A-1 Variable Funding Senior Notes.

●	In July, Applebee’s franchisees agreed to extend the increase in the advertising contribution rate to 4.25% through December 31, 2020.

●	Total revenues for the second quarter of 2019, excluding advertising revenues, increased 24.3% year-over-year to $156.3 million.

●	Gross profit for the second quarter of 2019 increased 20.7% year-over-year to $94.9 million.

●	The Company restaurants segment contributed approximately $2.5 million of gross profit in the second quarter of 2019.

●	GAAP earnings per diluted share for the second quarter of 2019 increased 71.0% year-over-year to $1.18.

●	Adjusted earnings per diluted share for the second quarter of 2019 increased 66.0% year-over-year to $1.71. (See “Non-GAAP Financial Measures” below.)

●	Net income for the second quarter of 2019 increased 68.3% year-over-year to $21.4 million.

●

Consolidated adjusted EBITDA for the second quarter increased 35.3% to $68.0 million compared to $50.2 million for the second quarter of 2018. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

●

During the second quarter of 2019, the Company repurchased 392,132 shares of its common stock for a total cost of approximately $35.3 million and paid quarterly cash dividends totaling approximately $12.2 million.

●	Cash flows from operating activities for the first six months of 2019 increased 168.8% to $69.3 million compared to $25.8 million for the same period of 2018.

●

Adjusted free cash flow for the first six months of 2019 increased 134.9% to approximately $66.0 million compared to approximately $28.1 million for the same period of 2018. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

Financial Summary

($ in 000’s, except per share amounts)	Second Quarter			First Six Months
	2019	2018	% Change	2019	2018	% Change
Total revenues, excluding Company restaurant sales	$194,329	$184,471	5%	$395,776	$372,634	6%
Net income available to common stockholders per share	$1.18	$0.69	71%	$2.91	$1.61	81%
Diluted net income available to common stockholders per share, as adjusted(1)	$1.71	$1.03	66%	$3.61	$2.13	69%
Net income	$21,390	$12,713	68%	$53,033	$29,786	78%
Consolidated adjusted EBITDA(1)(2)	$67,968	$50,249	35%	$142,671	$103,427	38%

(1) See “Non-GAAP Financial Measures” and reconciliation of the Non-GAAP financial measure to the respective GAAP financial measure.

(2) Does not conform to the definition of Covenant Adjusted EBITDA as found in the Base Indenture.

Domestic System-Wide Comparable Same-Restaurant Sales Performance

Second Quarter of 2019

●	Applebee’s comparable same-restaurant sales decreased 0.5% for the second quarter of 2019.

●	IHOP’s comparable same-restaurant sales increased 2.0% for the second quarter of 2019, achieving the sixth consecutive quarter of sales growth.

First Six Months of 2019

●	Applebee’s comparable same-restaurant sales increased 0.6% for the six months of 2019.

●	IHOP’s comparable same-restaurant sales increased 1.7% for the first six months of 2019.

Second Quarter of 2019 Financial Highlights

●

GAAP net income available to common stockholders was $20.7 million, or earnings per diluted share of $1.18, for the second quarter of 2019. This compared to net income available to common stockholders of $12.3 million, or earnings per diluted share of $0.69, for the second quarter of 2018. The increase in net income was primarily due to higher gross profit as the result of $16.5 million in franchisor contributions to the Applebee’s national advertising fund made in the second quarter of 2018 that did not recur in 2019. Additionally, our effective tax rate of 26.4% for the second quarter of 2019 was lower than the effective tax rate of 48.3% for the comparable period of 2018 due to tax adjustments taken in 2018 that were not taken in 2019. These items were partially offset by a loss on extinguishment of debt of approximately $8.3 million related to the refinancing of our long-term debt, which was completed on June 5, 2019. This loss represented the remaining unamortized issuance costs associated with our previous outstanding long-term debt issued in 2014.

●

Adjusted net income available to common stockholders was $30.0 million, or adjusted earnings per diluted share of $1.71, for the second quarter of 2019. This compares to adjusted net income available to common stockholders of $18.3 million, or adjusted earnings per diluted share of $1.03, for the second quarter of 2018. (See “Non-GAAP Financial Measures” below.)

●

General and administrative expenses were $39.4 million for the second quarter of 2019 compared to $38.8 million for the second quarter of 2018. The increase was primarily due to higher personnel-related costs.

First Six Months of 2019 Financial Highlights

●

GAAP net income available to common stockholders was $51.2 million, or earnings per diluted share of $2.91, for the first six months of 2019. This compared to net income available to common stockholders of $28.8 million, or earnings per diluted share of $1.61, for the first six months of 2018. The increase in net income was primarily due to higher gross profit as the result of $30.0 million in franchisor contributions to the Applebee’s national advertising fund made in the first six months of 2018 that did not recur in 2019. This was partially offset by approximately $8.3 million in debt extinguishment costs related to the refinancing of our long-term debt, which was completed on June 5, 2019.

●

Adjusted net income available to common stockholders was $63.7 million, or adjusted earnings per diluted share of $3.61, for the first six months of 2019. This compares to adjusted net income available to common stockholders of $38.0 million, or adjusted earnings per diluted share of $2.13, for the first six months of 2018. (See “Non-GAAP Financial Measures” below.)

●

General and administrative expenses were $82.2 million for the first six months of 2019 compared to $80.7 million for the same period of 2018. The increase was primarily due to higher personnel-related costs.

GAAP Effective Tax Rate

Our effective tax rate of 26.4% for the second quarter of 2019 was lower than the effective tax rate of 48.3% for the comparable period of 2018. During the three months ended June 30, 2018, we increased our tax provision by $5.7 million related to adjustments resulting from IRS audits for tax years 2011 through 2013. These adjustments increased our effective tax rate for the three months ended June 30, 2018. During the three months ended June 30, 2019, the IRS audits for tax years 2011 through 2013 concluded and allowed us to accelerate the collection of certain tax benefits recognized in prior years. As a result, the Company received a refund of $13.3 million, inclusive of interest income of $0.9 million.

Financial Performance Guidance for 2019

Dine Brands revises its financial performance guidance for 2019 contained in the press release issued on February 21, 2019 and the Form 8-K filed on the same day, as follows.

The projections are as of this date and do not take into consideration any transactions the Company may enter into after such date that may impact this guidance. The Company assumes no obligation to update or supplement these estimates.

●

Revised expectations for Applebee’s domestic system-wide comparable same-restaurant sales performance to range between 0.0% and positive 1.5%. This compares to previous expectations of between positive 2.0% and positive 4.0%.

●

Revised expectations for IHOP’s domestic system-wide comparable same-restaurant sales performance to range between positive 1.0% and positive 3.0%. This compares to previous expectations of positive 2.0% and positive 4.0%.

●

Reiterates development activity by Applebee’s franchisees, which is expected to result in net closures between 20 and 30 restaurants globally, the majority of which are expected to be domestic closures.

●

Revised expectations for development activity by IHOP franchisees and area licensees, which is now expected to result in between 20 and 30 net new restaurants globally, the majority of which are expected to be domestic openings. This compares to previous expectations for the net development of between 35 and 55 restaurants globally.

●

Revised expectations for total segment profit, excluding the company restaurants segment, which is now expected to be between approximately $370 million and $380 million. This compares to previous expectations for total segment profit to range between $373 million and $394 million.

●

Revised expectations for general and administrative expenses, which are now expected to range between approximately $163 million and approximately $166 million, including non-cash stock-based compensation expense and depreciation totaling approximately $40 million. This projection includes approximately $6 million of general and administrative expenses related to the company restaurants segment. This compares to previous expectations for general and administrative expenses to range between approximately $165 million and $170 million.

●

Revised expectations for GAAP net income, which is now to range between approximately $97 million and approximately $106 million. This compares to previous expectations for GAAP net income to range between approximately $104 million and approximately $113 million.

●

Reiterates consolidated adjusted EBITDA, which is expected to range between approximately $268 million and approximately $277 million. This projection includes company restaurants segment EBITDA, which is expected to be between approximately $9 million and approximately $11 million. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

●

Revised expectations for GAAP earnings per diluted share, which are now expected to range from $5.75 to $6.00. This compares to previous expectations for GAAP earnings per diluted share to range from $6.15 to $6.45.

●

Revised expectations for adjusted earnings per diluted share, which are now expected to range from $6.80 to $7.05. This compares to previous expectations for adjusted earnings per diluted share to range from $6.90 to $7.20. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

2019 Diluted Net Income Available to Common Stockholders Per Share(1), As Adjusted

Reconciliation Guidance Table

Net income available to common stockholders per diluted share	$5.75 – $6.00
Closure and impairment charges	0.03
Amortization of intangible assets	0.67
Loss on extinguishment of debt	0.48
Loss (gain) on disposition of assets	0.03
Non-cash interest expense	0.19
Income tax provision for above adjustments at 25%	(0.35)

Diluted net income available to common stockholders per share, as adjusted	$6.80 – $7.05

(1) The adjustments to net income available to common stockholders per diluted share are midpoint estimates.

2019 Net Income to Consolidated Adjusted EBITDA Reconciliation Guidance Table(1)

($ in millions)

Net income	$97 – $106
Interest charges	76
Income tax provision	35
Depreciation and amortization	36
Non-cash stock-based compensation	14
Loss on extinguishment of debt	8
Impairment and closure charges	2

Consolidated adjusted EBITDA (Non-GAAP)	$268 – 277

(1) The adjustments to net income are midpoint estimates.

Second Quarter of 2019 Results Conference Call Details

Dine Brands will host a conference call to discuss its results on July 31, 2019 at 9:00 a.m. Pacific Time/12:00 p.m. Eastern Time. please dial (888) 771-4371 and reference passcode 48827895. International callers, please dial (847) 585-4405 and reference passcode 48827895.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 11:30 a.m. Pacific Time on July 31, 2019 through 8:59 p.m. Pacific Time on August 7, 2019 by dialing (888) 843-7419 and referencing passcode 48827895#. International callers, please dial (630) 652-3042 and reference passcode 48827895#. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,650 restaurants combined in 18 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other series incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$90,930	$93,236	$187,226	$184,713
Advertising revenue	71,738	58,705	144,368	122,541

Total franchise revenues	162,668	151,941	331,594	307,254
Company restaurant sales	33,751	—	69,486	—
Rental revenues	29,878	30,324	60,589	61,165
Financing revenues	1,783	2,206	3,593	4,215

Total revenues	228,080	184,471	465,262	372,634

Cost of revenues:
Franchise expenses:
Advertising expenses	71,738	58,705	144,368	122,541
Other franchise expenses	7,169	24,239	14,842	42,275

Total franchise expenses	78,907	82,944	159,210	164,816
Company restaurant expenses	31,232	—	62,770	—
Rental expenses:
Interest expense from finance leases	1,445	1,770	2,974	3,647
Other rental expenses	21,495	21,018	42,590	41,782

Total rental expenses	22,940	22,788	45,564	45,429
Financing expenses	146	149	292	299

Total cost of revenues	133,225	105,881	267,836	210,544

Gross profit	94,855	78,590	197,426	162,090
General and administrative expenses	39,364	38,759	82,183	80,670
Interest expense, net	14,602	15,481	29,995	30,680
Amortization of intangible assets	2,925	2,506	5,849	5,008
Closure and impairment charges (credits)	289	(2,702)	483	(98)
Loss on extinguishment of debt	8,276	—	8,276	—
Loss (gain) on disposition of assets	332	(50)	441	(1,477)

Income before income tax provision	29,067	24,596	70,199	47,307
Income tax provision	(7,677)	(11,883)	(17,166)	(17,521)

Net income	$21,390	$12,713	$53,033	$29,786

Net income available to common stockholders:
Net income	$21,390	$12,713	$53,033	$29,786

Less: Net income allocated to unvested participating restricted stock	(719)	(428)	(1,827)	(1,000)

Net income available to common stockholders	$20,671	$12,285	$51,206	$28,786

Net income available to common stockholders per share:
Basic	$1.20	$0.70	$2.97	$1.63

Diluted	$1.18	$0.69	$2.91	$1.61

Weighted average shares outstanding:
Basic	17,181	17,544	17,262	17,623

Diluted	17,563	17,803	17,626	17,827

Dividends declared per common share	$0.69	$0.63	$1.38	$1.26

Dividends paid per common share	$0.69	$0.63	$1.32	$1.60

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts

	June 30, 2019	December 31, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$127,555	$137,164
Receivables, net	98,786	137,504
Restricted cash	34,387	48,515
Prepaid gift card costs	29,411	38,195
Prepaid income taxes	7,123	17,402
Other current assets	7,016	3,410

Total current assets	304,278	382,190
Other intangible assets, net	580,197	585,889
Operating lease right-of-use asset	378,520	—
Goodwill	343,862	345,314
Property and equipment, net	222,818	240,264
Long-term receivables, net	93,607	103,102
Deferred rent receivable	74,075	77,069
Non-current restricted cash	15,700	14,700
Other non-current assets, net	27,601	26,152

Total assets	$2,040,658	$1,774,680

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$—	$25,000
Accounts payable	43,982	43,468
Gift card liability	111,281	160,438
Current maturities of operating lease obligations	67,724	—
Current maturities of finance lease and financing obligations	13,563	14,031
Accrued employee compensation and benefits	17,607	27,479
Dividends payable	12,176	11,389
Deferred franchise revenue, short-term	10,244	10,138
Other accrued expenses	19,824	24,243

Total current liabilities	296,401	316,186
Long-term debt, less current maturities	1,287,227	1,274,087
Operating lease obligations, less current maturities	379,123	—
Finance lease obligations, less current maturities	84,344	87,762
Financing obligations, less current maturities	38,125	38,482
Deferred income taxes, net	98,294	105,816
Deferred franchise revenue, long-term	60,302	64,557
Other non-current liabilities	11,967	90,063

Total liabilities	2,255,783	1,976,953

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; shares: 40,000,000 authorized; June 30, 2019 - 24,949,103 issued, 17,252,391 outstanding; December 31, 2018 - 24,984,898 issued, 17,644,267 outstanding	249	250
Additional paid-in-capital	240,555	237,726
Retained earnings	33,832	10,414
Accumulated other comprehensive loss	(59)	(60)
Treasury stock, at cost; shares: June 30, 2019 - 7,696,712; December 31, 2018 - 7,340,631	(489,702)	(450,603)

Total stockholders’ deficit	(215,125)	(202,273)

Total liabilities and stockholders’ deficit	$2,040,658	$1,774,680

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$53,033	$29,786
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	20,800	15,842
Non-cash stock-based compensation expense	5,894	5,641
Non-cash interest expense	2,083	1,744
Closure and impairment charges	483	(114)
Loss on extinguishment of debt	8,276	—
Deferred income taxes	(3,186)	(3,606)
Gain (loss) on disposition of assets	441	(1,477)
Other	(7,678)	(8,438)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,976)	(10,924)
Current income tax receivables and payables	9,442	2,776
Gift card receivables and payables	(7,444)	(10,334)
Other current assets	(3,607)	5,851
Accounts payable	8,995	3,816
Accrued employee compensation and benefits	(9,872)	(1,411)
Other current liabilities	(6,355)	(3,360)

Cash flows provided by operating activities	69,329	25,792

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	11,386	14,923
Additions to property and equipment	(9,175)	(7,339)
Proceeds from sale of property and equipment	400	655
Additions to long-term receivables	(1,555)	(3,030)
Other	(186)	(246)

Cash flows provided by investing activities	870	4,963

Cash flows from financing activities:
Borrowings from revolving credit facilities	—	20,000
Repayment of Variable Funding Notes	(25,000)	—
Proceeds from issuance of long-term debt	1,300,000	—
Repayment of long-term debt	(1,283,750)	(6,500)
Dividends paid on common stock	(23,346)	(28,757)
Repurchase of common stock	(46,383)	(20,003)
Principal payments on finance lease obligations	(6,964)	(8,013)
Payment of debt issuance costs	(12,189)	—
Proceeds from stock options exercised	6,938	620
Tax payments for restricted stock upon vesting	(2,242)	(1,400)

Cash flows used in financing activities	(92,936)	(44,053)

Net change in cash, cash equivalents and restricted cash	(22,737)	(13,298)
Cash, cash equivalents and restricted cash at beginning of period	200,379	163,146

Cash, cash equivalents and restricted cash at end of period	$177,642	$149,848

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; loss on extinguishment of debt; nonrecurring restaurant costs; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income available to common stockholders, as reported	$20,671	$12,285	$51,206	$28,786
Closure and impairment charges (credits)	289	(2,702)	483	(98)
Amortization of intangible assets	2,925	2,506	5,849	5,008
Non-cash interest expense	965	880	2,083	1,744
Loss (gain) on disposition of assets	332	(50)	441	(1,477)
Loss on extinguishment of debt	8,276	—	8,276	—
Nonrecurring restaurant costs	269	—	329	—
Income tax provision	(3,395)	(165)	(4,540)	(1,346)
Income tax adjustments (1)	—	5,744	—	5,744
Net income allocated to unvested participating restricted stock	(340)	(216)	(458)	(324)

Net income available to common stockholders, as adjusted	$29,992	$18,282	$63,669	$38,037

Diluted net income available to common stockholders per share:
Net income available to common stockholders, as reported	$1.18	$0.69	$2.91	$1.61
Closure and impairment charges	0.01	(0.11)	0.02	(0.00)
Amortization of intangible assets	0.12	0.10	0.25	0.21
Non-cash interest expense	0.04	0.04	0.09	0.07
Loss on extinguishment of debt	0.35	—	0.35	—
Loss (gain) on disposition of assets	0.01	(0.00)	0.02	(0.06)
Nonrecurring restaurant costs	0.01	—	0.01	—
Income tax adjustments (1)	—	0.32	—	0.32
Net income allocated to unvested participating restricted stock	(0.02)	(0.01)	(0.03)	(0.01)
Rounding	0.01	—	(0.01)	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$1.71	$1.03	$3.61	$2.13

Numerator for basic EPS-income available to common stockholders, as adjusted	$29,992	$18,282	$63,669	$38,037

Effect of unvested participating restricted stock using the two-class method	14	4	30	4

Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$30,006	$18,286	$63,699	$38,041

Denominator for basic EPS-weighted-average shares	17,181	17,544	17,262	17,623
Dilutive effect of stock options	382	259	364	204

Denominator for diluted EPS-weighted-average shares and assumed conversions	17,563	17,803	17,626	17,827

(1)	Charges related to adjustments resulting from IRS audits for tax years 2011 through 2013

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Six Months Ended
	June 30,

	2019	2018

	(In millions)
Cash flows provided by operating activities	$69.3	$25.8
Receipts from notes and equipment contracts receivable	5.9	9.6
Additions to property and equipment	(9.2)	(7.3)

Adjusted free cash flow	66.0	28.1
Dividends paid on common stock	(23.3)	(28.8)
Repurchase of Dine Brands Global common stock	(46.4)	(20.0)

	$(3.7)	$(20.7)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income, adjusted for the effect of any interest charges, any income tax provision or benefit, any depreciation and amortization, any non-cash stock-based compensation, any closure and impairment charges or credits, any gain or loss related to the extinguishment of debt and disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U. S. GAAP measures to evaluate the performance of the company and to make certain business decisions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income, as reported	$21,390	$12,713	$53,033	$29,786
Interest charges on finance leases	1,970	1,770	4,053	3,647
All other interest charges	15,390	16,187	32,087	32,151
Income tax provision	7,677	11,883	17,166	17,521
Depreciation and amortization	10,620	7,902	20,800	15,842
Non-cash stock-based compensation	1,787	2,272	5,893	5,641
Closure and impairment charges (credits)	290	(2,702)	483	(98)
Loss on extinguishment of debt	8,276	—	8,276	—
Loss (gain) on disposition of assets	333	(50)	441	(1,477)
Other taxes	235	274	439	414

Adjusted EBITDA	$67,968	$50,249	$142,671	$103,427

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and six months ended June 30, 2019 and 2018, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Applebee’s
Effective Restaurants(a)
Franchise	1,753	1,900	1,758	1,912
Company	69	—	69	—

Total	1,822	1,900	1,827	1,912

System-wide(b)
Domestic sales percentage change(c)	(3.0)%	3.2%	(2.2)%	2.0%
Domestic same-restaurant sales percentage change(d)	(0.5)%	5.7%	0.6%	4.5%

Franchise(b)
Domestic sales percentage change(c)	(6.1)%	3.2%	(5.4)%	2.0%
Domestic same-restaurant sales percentage change(d)	(0.6)%	5.7%	0.5%	4.5%
Average weekly domestic unit sales (in thousands)	$ 48.4	$ 47.6	$ 49.0	$ 47.6

IHOP
Effective Restaurants(a)
Franchise	1,656	1,627	1,656	1,623
Area license	155	163	156	163

Total	1,811	1,790	1,812	1,786

System-wide(b)
Sales percentage change(c)	3.2%	3.1%	2.8%	3.5%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	2.0%	0.7%	1.7%	0.8%
Domestic same-restaurant sales percentage change, excluding area license restaurants(d)	1.9%	0.7%	1.5%	0.9%

Franchise(b)
Sales percentage change(c)	3.3%	3.7%	2.8%	4.3%
Domestic same-restaurant sales percentage change(d)	1.9%	0.7%	1.5%	0.9%
Average weekly unit sales (in thousands)	$ 36.8	$ 36.2	$ 36.9	$ 36.7

Area License (b)
Sales percentage change(c)	2.0%	1.8%	2.3%	0.8%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and six months ended June 30, 2019 and 2018 and sales by company-operated restaurants were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,016.5	$1,082.9	$2,060.7	$2,178.5
Applebee’s company-operated restaurants	33.7	—	69.5	—
IHOP franchise restaurant sales	791.6	766.6	1,590.4	1,547.2
IHOP area license restaurant sales	71.8	70.4	146.1	142.8

Total	$1,913.6	$1,919.9	$3,866.7	$3,868.5

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,761	1,912	1,768	1,936
Company restaurants	69	—	69	—

Beginning of period	1,830	1,912	1,837	1,936

Franchise restaurants opened:
Domestic	—	1	—	1
International	1	1	1	3

Total franchise restaurants opened	1	2	1	4

Franchise restaurants closed:
Domestic	(13)	(30)	(17)	(52)
International	(3)	(1)	(6)	(5)

Total franchise restaurants closed	(16)	(31)	(23)	(57)

Net franchise restaurant reduction	(15)	(29)	(22)	(53)
Summary - end of period:
Franchise	1,746	1,883	1,746	1,883
Company	69	—	69	—

Total Applebee’s restaurants, end of period	1,815	1,883	1,815	1,883

Domestic	1,676	1,731	1,676	1,731
International	139	152	139	152

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,663	1,627	1,669	1,622
Area license	159	164	162	164

Total IHOP restaurants, beginning of period	1,822	1,791	1,831	1,786

Franchise/area license restaurants opened:
Domestic franchise	9	9	15	22
Domestic area license	2	2	2	2
International franchise	2	5	2	8

Total franchise/area license restaurants opened	13	16	19	32

Franchise/area license restaurants closed:
Domestic franchise	(1)	(1)	(12)	(6)
Domestic area license	(2)	(1)	(5)	(1)
International franchise	(4)	—	(5)	(6)

Total franchise/area license restaurants closed	(7)	(2)	(22)	(13)

Net franchise/area license restaurant (reduction) development	6	14	(3)	19

Refranchised from Company restaurants	—	—	—	1
Franchise restaurants reacquired by the Company	—	—	—	(1)

Net franchise/area license restaurant (reductions) additions	6	14	(3)	19

Summary - end of period
Franchise	1,669	1,640	1,669	1,640
Area license	159	165	159	165

Total IHOP restaurants, end of period	1,828	1,805	1,828	1,805

Domestic	1,705	1,688	1,705	1,688
International	123	117	123	117